UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2026

Safehold Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas,
39th Floor
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SAFE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On June 15, 2026, Safehold Inc. (the “Company”) and the Company’s operating company, Safehold GL Holdings LLC (the “Operating Company”), entered into a note purchase agreement (the “Note Purchase Agreement”) with the various purchasers named therein (the “Purchasers”) and other parties thereto providing for the private placement and issuance by the Operating Company of $225 million aggregate principal amount of 6.615% Senior Notes due August 1, 2056 (the “Notes”). The Notes feature a stairstep coupon rate in which the Operating Company will pay cash interest at a starting rate of 4.00% that increases to 4.50% in year 5, 5.00% in year 9, 5.50% in year 13, 6.00% in year 17 and 6.615% in year 21. The difference between the 6.615% stated rate and cash interest rate will accrue in each semi-annual payment period and, unless elected by the Operating Company to be paid in cash, will be paid in kind by adding such accrued interest to the outstanding principal balance, to be repaid at maturity in August 2056, each subject to maintaining certain credit ratings.

The Operating Company may prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of any series of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid plus a Make-Whole Amount (as defined in the Note Purchase Agreement).

The Note Purchase Agreement contains various restrictive covenants, including requirements to maintain a certain percentage of total unencumbered assets to unsecured debt and a certain percentage of secured debt to total assets by the Operating Company. The Note Purchase Agreement also contains a provision whereby it will be deemed to include additional financial covenants and negative covenants to the extent such covenants are incorporated into the Operating Company’s and/or the Company’s existing or future material credit facilities and to the extent such covenants are more favorable to the lenders under such material credit facilities than the covenants contained in the Note Purchase Agreement. Subject to the terms of the Note Purchase Agreement and the Notes, upon certain events of default, including, but not limited to, (i) a default in the payment of any principal, Make-Whole Amount or interest under the Notes, and (ii) a default in the payment of certain other indebtedness of the Operating Company, the Company or their subsidiaries, all the Notes then outstanding will become due and payable, either automatically or at the option of the Purchasers, depending on the event of default.

The Operating Company’s obligations under the Notes are fully and unconditionally guaranteed by the Company.

The Company intends to use the net proceeds from the offering for general corporate purposes, which may include repaying borrowings under its secured revolver, making additional investments in ground leases, providing for working capital and funding obligations under existing commitments. The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Operating Company offered and sold the Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

The above summary of the Note Purchase Agreement does not purport to be complete.

On June 15, 2026, the Company issued a press release announcing the Operating Company’s entry into the Note Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 8.01.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release.

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Safehold Inc.

Date:	June 16, 2026	By:	/s/ BRETT ASNAS
Brett Asnas Chief Financial Officer